Exhibit 16.1

Securities and Exchange Commission	Critchleys LLP
100 F Street N.E.	Greyfriars Court • Paradise Square • Oxford
Washington, D.C. 20549	• OX1 1BE
United States of America
t. 01865 261100 • f. 01865 261201

oxford@critchleys.co.uk • www.critchleys.co.uk

Our ref: 11/32014/mg

7 August 2015

Dear Sirs

We have been furnished with a copy of the response to Item 16F of Form F-l for the event that occurred on 14 August 2014, to be filed by our former client, Midatech Limited. We agree with the statements made in response to that item insofar as they relate to our firm.

Yours faithfully

Critchleys LLP

Critchleys is the trading name of Critchleys LLP a limited liability partnership. Registered office: Greyfriars Court Oxford OX1 1BE

Incorporated in England & Wales under number OC354137. Critchleys is a member of the UK200Group and IAPA - a global association of independent accountancy firms

Authorised and regulated by the Financial Conduct Authority • Anthony Harris, Sue Roscoe & Lawrence King are authorised to act as Licensed Insolvency Practitioners by the ACCA in the UK

Members

Katy Bruce FCCA • Kevin Byrne FCA • Michael Good Ltd • Anthony Harris Ltd • Gerry Jackson Ltd • Peter Kemp Ltd • Lawrence King MABRP • Robert Kirtland Ltd • Gavin Little Ltd

Kathryn Pocock FCA • Justin Ray Ltd • Andrew Rodzynski ACA • Mark Rusher Ltd • Caroline Webster FCA • Martin Wright ACA • Critchleys Annuitants